ASTRATA LOGO

EARNINGS RELEASE:

                                                          FOR IMMEDIATE RELEASE

CONTACTS:
Stanley Wunderlich, CEO
Consulting for Strategic Growth
Tel: 800-625-2236
Fax: 212-697-0910
E-mail: CFSG1@aol.com


        ASTRATA GROUP INCORPORATED REPORTS 49% INCREASE IN SALES AND 59% INCREASE IN GROSS PROFITS FOR THE NINE MONTHS ENDED NOVEMBER 30, 2004
                                      - - -
    NET SALES RISE TO NEARLY $11.1 MILLION FROM $7.4 MILLION FOR THE PERIOD;
      COMPANY COMPLETES GLP DEVELOPMENT AND MAJOR INTERNATIONAL EXPANSION

         LOS ANGELES, JANUARY 18, 2005 - ASTRATA GROUP INCORPORATED (OTCBB:ATTG), an international provider of innovative location-based IT services and solutions, announced today its financial results for the nine months and three months ended November 30, 2004, as reported in its Form 10-QSB, filed with the Securities and Exchange Commission on January 14, 2005.

         Net sales for the nine-month period in 2004 rose 49% to $11,068,809 from $7,392,622 for the same period in 2003. For the three-month period in 2004 net sales rose 47% to $4,131,488, compared to net sales of $2,800,001 for the same period in 2003. Gross profit increased 58% for the nine months ended November 30, 2004 reached $4,411,323, up from $2,792,448 for the same period in 2003. Gross profit for the three months ended November 30, 2004 was up 49% to $1,648,143 compared to $1,102,447 for the same period in 2003.

         Martin Euler, CFO of Astrata commented, "We are very pleased to report increased sales of nearly 50% in both our Geomatics and Telematics product lines. Gross profits also increased well above our expectations in both product categories for the nine month period."

         Increased selling, general and administrative (SG&A) expenses resulted in an operating loss, before other incomes and expenses, for the nine months in 2004 of $3,092,275, compared to an operating profit of $708,348 in 2003. Net loss for the company for the nine months in 2004 was $3,239,755 compared to a profit of $512,289 for the same period in 2003. The loss includes non-recurring expenses related to the issuance of shares through the reverse merger valued at approximately $0.5 million. Total selling, general and administrative expenses increased for the nine months ended November 2003 to approximately $6.6 million for the nine months ended November 2004 from approximately $2 million for nine months ended November 2003. This increase resulted from $0.5 million of non-recurring expenses; expenses from the expansion of our business in South Africa which increased operating costs of approximately $1 million; the start-up expenses of International operations in Singapore, Malaysia, Brunei, Indonesia, and the United Kingdom representing approximately $1.6 million; increased market development expenses of approximately $0.7 million; trade show, re-branding, and promotion expenses of approximately $0.3 million; and other operating expenses of approximately $0.5 million.

         Research and development expenses increased as a percentage of net sales to 8.2% for the nine months ended November 2004, from 1.1% for the nine months ended November 2003. Research and development expenses were approximately $0.9 million for the nine months ended November 2004 and approximately $0.1 million for the nine months ended November 2003. This is due to the expansion of our hardware and software development staff and the acceleration of the development of the Geo-Location Platform ("GLP") and associated software applications. The Company's operating (loss) before other income (expenses) increased approximately $3.8 million to a loss of approximately $3.1 million for the nine months ended November 2004, from a profit of approximately $0.7 million for the nine months ended November 2003. This increase was the result of the significant increase in selling, general and administrative expenses and research and development costs described above.

         The Company also reported that Research and Development expenses increased to 8.2% of net sales for the nine months ended November 30, 2004, from 1.1% for the same period in 2003. Trevor Venter COO of Astrata commented, "Our R&D team nearly doubled during the nine-month period to over 70 software, firmware, and hardware engineers. This resulted in the successful completion and launch of the Astrata Geo-Location Platform (the "GLP"), our flagship telematics and fleet management product. We also completed a version of the GLP designed to meet homeland security requirements for tracking and controlling hazardous materials. At this stage, our R&D facility should have sufficient capacity to continually keep us ahead of our competition as we initiate the development of the next generation GLP and new software applications to meet more and more sophisticated customer uses. Since the initial launch in October 2004, we have received orders for over 3,000 GLP systems which will grow as optional purchases are exercised. Due to the strong demand, we are manufacturing 30,000 GLP's at our newly expanded manufacturing facility."

         Tony Harrison, CEO of Astrata, commented that "We recognized early on that our technology was world class and perhaps better than anything available in the international marketplace and that a great opportunity existed to expand internationally. Many of our customers are transnational companies and required a major expansion in our R&D and manufacturing capacity together with a global marketing and technical service capability and an ongoing effort to upgrade our software capabilities. We also knew that time was of the essence if we were to carve out a substantial share of the business, so a decision was made in 2004 to take the following steps as quickly as possible:

         o Expand our marketing and technical service coverage geographically, targeting Singapore, Malaysia, Brunei, Indonesia and the United Kingdom.

         o Expand our R&D efforts to maintain leadership on the technology front.

         o Add sufficient manufacturing capacity to satisfy the anticipated demand for our new generation telematics products.

         o List the common stock of Astrata in the U.S. in order to be able to acquire complementary technologies. We are pleased to report that major steps were taken in all these areas and that, based on the favorable reaction to our plans, we have been able to finance the expansion on favorable terms."

         Mr. Harrison further commented, "Response has been extremely enthusiastic to the Astrata-GLP, which integrates a computer operating system, cellular telephone technology and GPS data into a package half the size of a pack of cigarettes. Our research and development staff and facilities are of the highest quality, and we expect to solidify quickly our position as the technology leader in providing GEO-IT asset management, vehicle tracking, and security monitoring to corporations, organizations and national governments throughout the world."

         ABOUT ASTRATA GROUP INCORPORATED

         Astrata Group Incorporated (OTCBB:ATTG) is focused on advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of GEO-IT systems with over 80,000 units deployed worldwide.

         Sales are divided between two divisions: telematics (remote asset management solutions) and geomatics (high-end professional GPS systems with accuracies approaching three millimeters). Astrata has approximately 200 permanent employees and employs nearly 100 people in its R&D and manufacturing divisions. For further information about the company and its products, please send an email to info@astratagroup.com or visit the Web site at www.astratagroup.com.

                                      # # #

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to:
(i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

         Consulting For Strategic Growth I, Ltd. ("CFSG") provides the Company with consulting, business advisory, investor relations, public relations and corporate development services. Independent of CFSG's receipt of cash compensation from the Company, CFSG may choose to purchase the common stock of the Company and thereafter liquidate those securities at any time it deems appropriate to do so.


                          FINANCIAL HIGHLIGHTS FOLLOW.

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                     (FORMERLY KNOWN AS CETALON CORPORATION)
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
                       OTHER COMPREHENSIVE INCOME (LOSS)
                   FOR THE NINE MONTH AND THREE MONTH PERIODS
                      ENDED NOVEMBER 30, 2004 AND 2003

                                  (Unaudited)                         (Unaudited)
                           ----------------------------    ----------------------------
                            For the nine months ended       For the three months ended
                           ------------    ------------    ----------------------------
                            November 30,   November 30,    November 30,    November 30,
                                2004           2003            2004            2003
                           ------------    ------------    ------------    ------------
Net Sales                  $ 11,068,809    $  7,392,622    $  4,131,488    $  2,800,001

Cost of goods sold            6,657,486       4,600,174       2,483,345       1,697,554
                           ------------    ------------    ------------    ------------

Gross profit                  4,411,323       2,792,448       1,648,143       1,102,447

Selling, general and
 administrative expenses      6,599,346       2,000,080       2,271,233         698,580
Research and development        904,252          84,020         383,005          32,661
                           ------------    ------------    ------------    ------------

Operating (loss) income      (3,092,275)        708,348      (1,006,095)        371,206

Other income (expense):
  Other income (expense)        237,309          18,015          79,250          10,729
  Interest expense             (118,982)         (3,807)       (104,972)           (810)
  Unrealized foreign
   exchange loss               (182,000)             --        (182,000)             --
                            ------------    ------------    ------------    ------------

Total other income (loss)        63,673          14,208        (207,722)          9,919
                            ------------    ------------    ------------    ------------

(Loss) income before provision for income taxes and minority
  interest                   (3,155,948)        722,556      (1,213,817)        381,125

Provision for income taxes      149,464         227,280          98,620         128,475
                            ------------    ------------    ------------    ------------

(Loss) income before
  minority interest          (3,305,412)        495,276      (1,312,437)        252,650

Equity in net earnings
  of affiliate                   39,025              --          11,543              --
Minority interest                26,632          17,013            (651)             --
                            ------------    ------------    ------------    ------------

Net (loss) income          $ (3,239,755)   $    512,289    $ (1,301,545)   $    252,650
                            ============    ============    ============    ============


Other comprehensive income (loss) and its components consist of the following:

Net (loss) income          $ (3,239,755)   $    512,289    $ (1,301,545)   $    252,650

Foreign currency
 translation adjustment,
 net of tax                    (330,204)        385,863        (267,010)       (113,715)
                            ------------    ------------    ------------    ------------

Other comprehensive
 income (loss)             $ (3,569,959)   $    898,152    $ (1,568,555)   $    138,935
                            ============    ============    ============    ============

Income (loss) per common share:

       Basic               $      (0.31)   $       0.05    $      (0.13)   $       0.02
       Diluted                    (0.31)           0.05           (0.13)           0.02

Weighted average common shares outstanding:

       Basic                 10,400,000      10,400,000      10,400,000      10,400,000
       Diluted               10,400,000      10,400,000      10,400,000      10,400,000
